Exhibit 10.1

SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

AND WARRANT PURCHASE AGREEMENT

This SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (the “Agreement”) is dated as of October 27, 2009 by and among NovaRay Medical, Inc., a Delaware Corporation (the “Company”), and each of the Purchasers of shares of Series B Convertible Participating Preferred Stock and Warrants of the Company whose names are set forth on Exhibit A hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

The parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Preferred Stock and Warrants

Section 1.1 Purchase and Sale of Stock. Upon the following terms and conditions, the Company shall issue and sell to the Purchasers and each of the Purchasers shall purchase from the Company the number of shares (the “Preferred Shares”) of the Company’s Series B Convertible Participating Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at a purchase price of $15.00 per Preferred Share, convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), set forth opposite such Purchaser’s name on Exhibit A hereto. The designation, rights, preferences and other terms and provisions of the Series B Convertible Participating Preferred Stock are set forth in the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Participating Preferred Stock attached hereto as Exhibit B (the “Certificate of Designation”). The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”), as promulgated by the United States Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), or Section 4(2) of the Securities Act.

Section 1.2 Warrants. Upon the following terms and conditions and for no additional consideration, each of the Purchasers shall be issued a warrant, in substantially the form attached hereto as Exhibit C, to purchase up to a number of shares of Common Stock equal to one hundred percent (100%) of the number of Conversion Shares (as defined below) issuable as of the respective Closing (as defined below), rounded down to the nearest whole share, as set forth opposite such Purchaser’s name on Exhibit A hereto (the “Series B Warrants” and/or the “Warrants”). Any shares of Common Stock issuable upon exercise of the Warrants (and such shares when issued) are herein referred to as the “Warrant Shares.” The Warrants shall expire five (5) years following the Initial Closing Date and shall have an exercise price per share equal to its Warrant Price (as defined in the applicable Warrant).

Section 1.3 NovaRay Note Holders. Subject to the terms and conditions of this Agreement, at the Initial Closing (as defined below), the Company shall issue and deliver to each Purchaser who is holder (each a “NovaRay Note Holder” and collectively the “NovaRay Note Holders”) of a NovaRay Note or NovaRay Notes in the aggregate principal amount plus accrued interest through

October 27, 2009 as set forth opposite such NovaRay Note Holder’s name on Exhibit A hereto, the Preferred Shares and Series B Warrants against delivery by such NovaRay Note Holder to the Company of evidence of cancellation of the NovaRay Note in a form reasonably acceptable to the Company. In addition, within five (5) days of the Initial Closing, the Company will deliver to each NovaRay Note Holder a cash payment equal to the amount of interest accrued on the NovaRay Note between October 27, 2009 and the Initial Closing which is listed beneath the caption “Interest Payment” opposite such NovaRay Note Holder’s name on Exhibit A attached hereto (the “Accrued Interest Payment”).

Section 1.4 Conversion Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a number of shares of Common Stock equal to one hundred ten percent (110%) of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares and exercise of all of the Warrants then outstanding. Any shares of Common Stock issuable upon conversion of the Preferred Shares are herein referred to as the “Conversion Shares”. The Preferred Shares, the Conversion Shares and the Warrant Shares are sometimes collectively referred to as the “Shares”.

Section 1.5 Purchase Price and Closings. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase the numbers of Preferred Shares and Warrants set forth opposite their respective names on Exhibit A. The minimum purchase price paid at the Initial Closing (as defined below) will be $3,000,000 (excluding any Purchase Price paid by cancellation of the NovaRay Notes) and the maximum aggregate purchase price paid at all closings (including by cancellation of the NovaRay Notes) will be $10,000,000 (the aggregate of all such purchase prices paid at any Closing, the “Purchase Price”). The Preferred Shares and Warrants may be sold and funded in separate closings (each, a “Closing”), in each case pursuant to terms of this Agreement and provided that each Purchaser executes a signature page hereto and to each of the other Transaction Documents (as defined in Section 2.1(b) hereof) to which the Purchasers are a party, and thereby agrees to be bound by and subject to the terms and conditions hereof and thereof. All additional new Purchasers and all additional Preferred Shares and Warrants to be purchased hereunder shall be reflected on Exhibit A, which shall automatically be amended without any further action by any party hereto. The initial Closing under this Agreement (the “Initial Closing”) shall take place on or about October 27, 2009, or as soon thereafter as the Company has identified Purchasers to invest at least $3,000,000 and all other conditions to closing have been satisfied or waived (the “Initial Closing Date”). Each subsequent Closing under this Agreement (each, a “Subsequent Closing”) shall take place upon the mutual agreement of the Company and the Purchasers participating in such Subsequent Closing, but in no event later than forty-five (45) days from the Initial Closing Date (each, a “Subsequent Closing Date”). The Initial Closing Date and each Subsequent Closing Date are sometimes referred to in this Agreement as the “Closing Date”. Each Closing under this Agreement shall take place at the offices of Sadis & Goldberg LLP, 551 Fifth Avenue, 21st Floor, New York, New York 10176 at 10:00 a.m., New York time, or at such other time and place as may be mutually agreed upon. Subject to the terms and conditions of this Agreement, at each Closing the Company shall deliver or cause to be delivered to each Purchaser participating in such Closing

(x) a certificate for the number of Preferred Shares set forth opposite the name of such Purchaser on Exhibit A hereto and (y) any other documents required to be delivered pursuant to Article IV hereof. At each Closing, each Purchaser shall cause its Purchase Price to be delivered by wire transfer to the Company. Notwithstanding the foregoing, in lieu of paying in cash, the holders of the NovaRay Notes shall pay their respective portion of the Purchase Price hereunder through the cancellation of such holders’ NovaRay Notes in the respective individual amounts as listed under “NovaRay Note Principal Amount” opposite such NovaRay Note Holder’s name on Exhibit A; provided, however, that such payments shall not be considered for purposes of determining whether the minimum purchase price obligation has been satisfied.

ARTICLE II

Representations and Warranties

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser, as of the date hereof and as of each Closing Date (except as set forth in the schedule of exceptions delivered by the Company to a Purchaser at each Closing in which such Purchaser participates (the “Schedule of Exceptions”) with each numbered Schedule corresponding to the section number herein), as follows:

(a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Except as set forth on Schedule 2.1(a), the Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect (as defined in Section 2.1(c) hereof).

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 3.12), the Certificate of Designation, the Warrants, the Omnibus Warrant Amendment (as defined in Section 3.27), in the form attached hereto as Exhibit E and the Exchange Agreements (as defined in Section 3.26), in the form attached hereto as Exhibit F (collectively, the “Transaction Documents”) and to issue and sell the Shares and the Warrants in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. The other Transaction Documents will have been duly executed and delivered by the Company at the Closing. Each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Capitalization. The authorized capital stock of the Company and the shares thereof currently issued and outstanding as of the date hereof are set forth on Schedule 2.1(c) hereto. All of the outstanding shares of the Common Stock have been duly and validly authorized. Except as set forth on Schedule 2.1(c) hereto, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call relating to, or securities or rights convertible into, any shares of capital stock of the Company. Except as set forth on Schedule 2.1(c) hereto, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except as set forth on Schedule 2.1(c) hereto, the Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. Except as set forth on Schedule 2.1(c) hereto, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable Federal and state securities laws, and no stockholder has a right of rescission or claim for damages with respect thereto which would have a Material Adverse Effect (as defined below). The Company has furnished or made available to the Purchasers true and correct copies of the Company’s Certificate of Incorporation as in effect on the date hereof (the “Certificate”), and the Company’s Bylaws as in effect on the date hereof (the “Bylaws”). For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects or financial condition of the Company and its subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise impair the ability of the Company to perform any of its obligations under this Agreement in any material respect; provided, however, that any adverse effect that that is caused primarily by conditions generally affecting the U.S. economy shall be deemed not to be a Material Adverse Effect.

(d) Issuance of Shares. The Preferred Shares and the Warrants to be issued at the Closing have been duly authorized by all necessary corporate action and the Preferred Shares, when paid for and issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and nonassessable and entitled to the rights and preferences set forth in the Certificate of Designation. When the Conversion Shares and the Warrant Shares are paid for and issued in accordance with the terms of the Certificate of Designation and the Warrants, respectively, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, and the holders shall be entitled to all rights accorded to a holder of Common Stock.

(e) No Conflicts. Except as set forth on Schedule 2.1(e) hereto, the execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Company’s Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default)

under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which it or its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases other than violations pursuant to clauses (i) and (iv) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under Federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares in accordance with the terms hereof or thereof (other than (x) any consent, authorization or order that has been obtained as of the date hereof, (y) any filing or registration that has been made as of the date hereof or (z) any filings which may be required to be made by the Company with the Commission or state securities administrators subsequent to the Closing, any registration statement which may be filed pursuant hereto, and the Certificate of Designation); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchasers herein.

(f) Commission Documents, Financial Statements. Except as indicated on Schedule 2.1(f), the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”). The Company has delivered or made available to each of the Purchasers (through the EDGAR system or otherwise) true and complete copies of the Commission Documents. At the times of their respective filings, the Company has complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, as of their respective dates, none of the Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) Subsidiaries. The Company does not have any subsidiaries. For the purposes of this Agreement, “subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.

(h) No Material Adverse Change. Other than as disclosed in the Company’s Commission Documents, since June 30, 2009, neither the Company nor its subsidiaries have experienced or suffered any Material Adverse Effect.

(i) No Undisclosed Liabilities. Except as set forth on Schedule 2.1(i), since June 30, 2009 neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s or its subsidiaries’ respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its subsidiaries, as the case may be.

(j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, other than with respect to the transactions contemplated by this Agreement.

(k) Indebtedness. Schedule 2.1(k) hereto sets forth as of the date hereof all outstanding secured and unsecured indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments, in each case that have not previously been set forth in the Commission Documents. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed, whether individually or in aggregate, in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 2.1(k), neither the Company nor any subsidiary is in default with respect to any Indebtedness.

(l) Title to Assets. Except as set forth on Schedule 2.1(l), each of the Company and the subsidiaries has good and marketable title to all of its personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, or such that, individually or in the aggregate, do not cause a Material Adverse Effect. Except as set forth on Schedule 2.1(l), all leases material to the operation or the business of the Company and each of its subsidiaries are valid and subsisting and in full force and effect. The Company does not own any real property.

(m) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents, there is no material action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets. Except as set forth in the Commission Documents, there are no material outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any subsidiary or any officers or directors of the Company or subsidiary in their capacities as such.

(n) Compliance with Law. The business of the Company and its subsidiaries, has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except for such noncompliance that, individually or in the aggregate, would not cause a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(o) Taxes. The Company and each of the subsidiaries has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the subsidiaries for all current taxes and other charges to which the Company or any subsidiary is subject and which are not currently due and payable. None of the federal income tax returns of the Company or any subsidiary have been audited by the Internal Revenue Service. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

(p) Certain Fees. Except as set forth on Schedule 2.1(p) hereto, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary or any Purchaser with respect to the transactions contemplated by this Agreement.

(q) Material Agreements. Except as set forth on Schedule 2.1(q) and otherwise set forth in the Commission Documents, neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 (collectively, “Material Agreements”) if the Company or any subsidiary were registering securities under the Securities Act. Except as set forth on Schedule 2.1(q), the Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and are not in default under any Material Agreement now in effect, the result of which could cause a Material Adverse Effect. Except as set forth on Schedule 2.1(q), no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company or of any subsidiary limits the payment of dividends on the Company’s Preferred Shares, other preferred stock, if any, or its Common Stock.

(r) Intellectual Property. The Company and its subsidiaries own, or have rights to use, all inventions, know-how, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, trade secrets and other similar rights that are necessary for the conduct of their respective businesses now operated by them which the failure to so have would have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Schedule 2.1(r) sets forth a complete and accurate list of the Company’s material Intellectual Property Rights. Neither the Company’s nor any subsidiary’s Intellectual Property Rights have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement. Neither the Company nor any subsidiary has received written notice that the Intellectual Property Rights used by the Company or any subsidiary violates or infringes upon the rights of any person. To the knowledge of the Company, the Company and its subsidiaries’ Intellectual Property Rights do not infringe any patent, copyright, trademark, trade name or other proprietary rights of any third party, and there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or any subsidiary regarding any of the Intellectual Property Rights used by the Company or any subsidiary. The Company does not have any knowledge of an infringement by another person of any of its Intellectual Property Rights by third parties and has no reason to believe that any of its Intellectual Property Rights is unenforceable. The Company has taken commercially reasonable security measures to protect the secrecy and confidentiality of its Intellectual Property Rights.

(s) Transactions with Affiliates. Except as set forth on Schedule 2.1(s), there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company or any subsidiary on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or any person owning any capital stock of the Company or any subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

(t) Securities Act of 1933. Based in material part upon the representations herein of the Purchasers, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Preferred Shares and the Warrants hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Shares, the Warrants or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action, so as to bring the issuance and sale of any of the Shares and the Warrants under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Preferred Shares and the Warrants.

(u) Governmental Approvals. Except for the filing of any notice prior or subsequent to the Closing Date that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), including the filing of a Form D, a registration statement or statements pursuant to Section 7.1, and the filing of the Certificate of Designation with the Secretary of State of Delaware, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Preferred Shares and the Warrants, or for the performance by the Company of its obligations under the Transaction Documents.

(v) Independent Nature of Purchasers. The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents. The Company acknowledges that the decision of each Purchaser to purchase securities pursuant to this Agreement has been made by such Purchaser independently of any other purchase and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its subsidiaries which may have made or given by any other Purchaser or by any agent or employee of any other Purchaser. The Company acknowledges that nothing contained herein, or in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that for reasons of administrative convenience only, the Transaction Documents have been prepared by counsel for one of the Purchasers and such counsel does not represent all of the Purchasers but only such Purchaser and the other Purchasers have had the opportunity to retain their own individual counsel with respect to the transactions contemplated hereby.

(w) Insurance. The insurance policies owned and maintained by the Company that are material to the Company are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that the Company is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and the Company has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 2.2 Representations, Warranties and Covenants of the Purchasers. Each Purchaser hereby makes the following representations, warranties and covenants to the Company (with respect solely to itself and not with respect to any other Purchaser), as of the date hereof, and as of each Closing Date in which such Purchaser is participating in a Closing:

(a) Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b) Authorization and Power. Each Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Preferred Shares and Warrants being sold to it hereunder. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, members, managers or partners, as the case may be, is required. This Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with the terms thereof.

(c) No Conflicts. The execution, delivery and performance of this Agreement by each Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser’s charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder). Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Preferred Shares or acquire the Warrants in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d) Acquisition for Investment. Each Purchaser is acquiring the Preferred Shares and the Warrants in the ordinary course of its business and solely for its own account for the purpose of investment and not as a nominee or with a view to or for sale in connection with distribution. Each Purchaser does not have a present intention to sell the Preferred Shares or the Warrants in a manner that would violate the registration requirements of Federal and state securities laws, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Preferred Shares or the Warrants to or through any person or entity; provided, however, that by making the representations herein and subject to Section 2.2(h) below, such Purchaser does not agree to hold the Shares or the Warrants for any minimum or other specific term and reserves the right to dispose of the Shares or the Warrants at any time in accordance with Federal and state securities laws applicable to such disposition. Each Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Preferred Shares or Warrants, nor will such Purchaser engage in any short sale that results in a disposition of any of the Preferred Shares or Warrants by such Purchaser, except in compliance with any applicable state and Federal securities laws. Each Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Preferred Shares and the Warrants and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries and has carefully reviewed and considered all such information as it has deemed necessary or appropriate to conduct such Purchaser’s due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

(e) Status of Purchasers. Each Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer.

(f) Opportunities for Additional Information. Each Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company.

(g) No General Solicitation. Each Purchaser acknowledges that the Preferred Shares and the Warrants were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

(h) Rule 144. Such Purchaser understands that the Shares must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. Such Purchaser acknowledges that such Purchaser is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(i) General. Such Purchaser understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Shares.

(j) Independent Investment. Except as may be disclosed in any filings with the Commission by the Purchasers under Section 13 and/or Section 16 of the Exchange Act, no Purchaser has agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Shares purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Purchaser is acting independently with respect to its investment in the Shares. Each Purchaser understands that nothing in the Agreement or any other materials presented to such Purchaser in connection with the purchase and sale of the Preferred Shares and Warrants constitutes legal, tax or investment advice. Each Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Preferred Shares and Warrants.

(k) Risk of Loss; No Public Market. Each Purchaser understands that its investment in the Preferred Shares and Warrants involves a significant degree of risk, including a risk of total loss of such Purchaser’s investment. Each Purchaser understands that there currently is no public market for the securities of the Company; that the purchase price for the Shares was established by negotiations between the Company and the Purchasers; and that no representation is being made as to the future value of any of the Company’s securities.

ARTICLE III

Covenants

The Company covenants with each of the Purchasers as follows, which covenants are for the benefit of the Purchasers and their permitted assignees hereunder.

Section 3.1 Securities Compliance. The Company shall notify the Commission in accordance with its rules and regulations of the transactions contemplated by any of the Transaction Documents, including filing a Form D with respect to the Preferred Shares, Warrants, Conversion Shares and Warrant Shares as required under Regulation D and applicable “blue sky” laws, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares to the Purchasers or subsequent holders.

Section 3.2 Registration and Listing. Unless the Company obtains written consent of Purchasers holding Preferred Stock representing more than fifty percent (50%) of all Preferred Stock and so long as a Purchaser beneficially owns any of the Preferred Stock, the Company shall (a) either (i) cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Exchange Act, or (ii) continue to voluntarily file all reports required to be filed as if the Company were so registered, and in any event shall comply in all respects with its reporting and filing obligations under the Exchange Act, (b) comply with all requirements related to any registration statement filed pursuant to this Agreement, and (c) not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. Subject to the terms of the Transaction Documents, the Company further covenants that it will take such further action as the Purchasers may reasonably request, all to the extent required from time to time, to enable the Purchasers to sell the Common Stock of the Company issuable upon exercise or conversion of the Preferred Stock and/or the Warrants without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, unless the Company obtains written consent of Purchasers holding Preferred Stock representing more than fifty percent (50%) of all Preferred Stock and so long as a Purchaser beneficially owns any of the Preferred Stock. Upon the request of the Purchasers, the Company shall deliver to the Purchasers a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.3 Inspection Rights. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, each Purchaser or any employees, agents or representatives thereof, so long as such Purchaser shall be obligated hereunder to purchase the Preferred Shares or shall beneficially own any Preferred Shares, or shall own Conversion Shares which, in the aggregate, represent more than 2% of the total combined voting power of all voting securities then outstanding, for purposes reasonably related to such Purchaser’s interests as a stockholder, to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any subsidiary, and to discuss the affairs, finances and accounts of the Company and any subsidiary with any of its officers, consultants, directors, and key employees. As a condition to such inspection, Purchasers shall keep such information confidential; provided that such information may be disclosed (i) to the extent required by applicable law, regulation or legal process, subpoena, civil investigative demand or other similar process, (ii) to the extent reasonably necessary in connection with the enforcement of rights under this Agreement, (iii) to any governmental, judicial or regulatory authority requiring or requesting such information, and (iv) to its directors, officers, employees, accountants, and legal counsel who need to know such information.

Section 3.4 Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

Section 3.5 Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 3.6 Reporting Requirements. If the Commission ceases making periodic reports filed under the Exchange Act available via the Internet, then at a Purchaser’s request the Company shall furnish the following to such Purchaser so long as such Purchaser shall be obligated hereunder to purchase the Preferred Shares or shall beneficially own any Shares:

(a) Quarterly Reports filed with the Commission on Form 10-Q as soon as practical after the document is filed with the Commission, and in any event within five (5) days after the document is filed with the Commission;

(b) Annual Reports filed with the Commission on Form 10-K as soon as practical after the document is filed with the Commission, and in any event within five (5) days after the document is filed with the Commission; and

(c) Copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

Section 3.7 Amendments. The Company shall not amend or waive any provision of the Certificate or Bylaws of the Company in any way that would materially and adversely affect the rights of the holders of the Preferred Stock and Warrants without the consent of Purchasers holding more than fifty percent (50%) of all Preferred Stock. No consideration shall be offered or paid to any holders of the Preferred Stock and Warrants to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to Purchasers holding Preferred Stock representing more than fifty percent (50%) of the aggregate outstanding shares of Preferred Stock or Purchasers holding more than fifty percent (50%) of all shares issuable upon exercise of all Warrants, as the case may be. The Company has not, directly or indirectly, made any material agreements with any Purchasers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. All agreements with any Purchasers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents shall be disclosed to Purchasers in the Initial Closing. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Purchaser has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

Section 3.8 Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of the Company or any subsidiary to perform under any Transaction Document.

Section 3.9 Distributions. So long as any Preferred Shares remain outstanding, the Company agrees that it shall not (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or (ii) purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Company except for (y) repurchases of shares of Common

Stock issued to or held by employees, officers, directors, or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, and (z) repurchases of shares of Common Stock issued to or held by employees, officers, directors, or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such rights.

Section 3.10 Use of Proceeds. An estimated allocation of the net proceeds from the sale of the Shares hereunder is set forth on Schedule 3.10 hereto. The net proceeds from the sale of the Shares hereunder shall not be used by the Company to redeem any Common Stock or securities convertible, exercisable or exchangeable into Common Stock or to settle any outstanding litigation except for fractional shares as set forth in the Exchange Agreements.

Section 3.11 Reservation of Shares. So long as any of the Preferred Shares or Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than one hundred ten percent (110%) of the aggregate number of shares of Common Stock needed to provide for the issuance of the Conversion Shares and the Warrant Shares.

Section 3.12 Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Purchaser or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Purchaser to the Company upon conversion of the Preferred Shares or exercise of the Warrants in the form of Exhibit D attached hereto (the “Irrevocable Transfer Agent Instructions”). Prior to registration of the Conversion Shares and the Warrant Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in Section 5.1 of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 3.12 will be given by the Company to its transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. If a Purchaser provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the Securities Act or the Purchaser provides the Company with reasonable assurances that such Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Purchaser and without any restrictive legend. The Company acknowledges that a breach by it of its obligations under this Section 3.12 will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 3.12 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 3.12, that the Purchasers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 3.13 Disposition of Assets. So long as any Preferred Shares remain outstanding, neither the Company nor any subsidiary shall sell, grant, assign, convey, mortgage, pledge, hypothecate, transfer or otherwise dispose of any of its properties, assets and rights including, without limitation, its software and intellectual property, to any person except for licenses or sales to customers in the ordinary course of business or with the prior written consent of the holders of a majority of the Preferred Shares then outstanding.

Section 3.14 Reporting Status. Unless the Company obtains written consent of Purchasers holding Preferred Stock representing more than fifty percent (50%) of all Preferred Stock and so long as a Purchaser beneficially owns any of the Preferred Stock, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not cease filing reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

Section 3.15 Disclosure of Transaction. The Company shall file with the Commission a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby (and attaching as exhibits thereto this Agreement, the Certificate of Designation, the form of Warrant, the form of Warrant Amendment and the form of Exchange Agreement) as soon as practicable following the Closing Date but in no event more than four (4) Trading Days following the Closing Date, which Form 8-K shall be subject to prior review and comment by counsel for the Purchasers. “Trading Day” means any day during which the OTC Bulletin Board (or other quotation venue or principal exchange on which the Common Stock is traded) shall be open for trading.

Section 3.16 [INTENTIONALLY OMITTED].

Section 3.17 Pledge of Securities. The Company acknowledges and agrees that the Shares may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Common Stock. The pledge of Common Stock shall not be deemed to be a transfer, sale or assignment of the Common Stock hereunder, and no Purchaser effecting a pledge of Common Stock shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document; provided that a Purchaser and its pledgee shall be required to comply with the provisions of Article V hereof in order to effect a sale, transfer or assignment of Common Stock to such pledgee. At the Purchasers’ expense, the Company hereby agrees to execute and deliver such documentation as a pledgee of the Common Stock may reasonably request in connection with a pledge of the Common Stock to such pledgee by a Purchaser.

Section 3.18 [INTENTIONALLY OMITTED].

Section 3.19 DTC. Not later than the effective date of the Registration Statement (as defined in Section 7.1), the Company shall cause its Common Stock to be eligible for transfer with its transfer agent pursuant to the Depository Trust Company Fast Automated Securities Transfer Program.

Section 3.20 Sarbanes-Oxley Act. The Company shall use its best efforts to be in compliance with the applicable provisions of the Sarbanes-Oxley Act.

Section 3.21 No Commissions in connection with Conversion of Preferred Shares. In connection with the conversion of the Preferred Shares into Conversion Shares, neither the Company nor any Person acting on its behalf will take any action that would result in the Conversion Shares being exchanged by the Company other than with the then existing holders of the Preferred Shares exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange in compliance with Section 3(a)(9) of the Securities Act.

Section 3.22 Mergers and Acquisitions. Unless the Company obtains written consent of Purchasers holding Preferred Stock representing more than fifty percent (50%) of the aggregate outstanding amount of Preferred Stock or until such time that all Preferred Stock has been converted into Conversion Shares, the Company shall not by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any partnership, joint venture, trust, association, corporation, limited liability company or other entity.

Section 3.23 Related Party Transactions. Unless the Company obtains written consent of Purchasers holding Preferred Stock representing more than fifty percent (50%) of the aggregate outstanding amount of Preferred Stock or until such time that all Preferred Stock has been converted into Conversion Shares, the Company shall not enter into, or agree to enter into, any agreement with any member of the Board of Directors of the Company or Triple Ring Technologies, Inc. (“Triple Ring”) except (i) such agreements identified in the Company’s Form 10-Q filed with the Commission on August 12, 2009 as in effect as of the Initial Closing Date, (ii) agreements related to or in connection with services rendered and expenses incurred under the Professional Services Agreement by and between Triple Ring and the Company (the “PSA”) as in effect as of the Initial Closing Date; (iii) agreements for other services rendered by Triple Ring not to exceed twenty-five thousand dollars ($25,000) in any calendar month for such other services unless the Company obtains the approval of the Audit Committee of its Board of Directors for such excess amount; and (iv) the Exchange Agreements

Section 3.24 Additional Debt Financing. Unless the Company obtains written consent of Purchasers holding Preferred Stock representing more than fifty percent (50%) of the aggregate outstanding amount of Preferred Stock or until such time that all Preferred Stock has been converted into Conversion Shares, the Company shall not enter into any written agreements to incur debt financing after the Initial Closing Date except the (i) Obligations (as defined below), (ii) compensation, reimbursement or withholding amounts for employees and service providers, (iii) amounts incurred with Triple Ring under the PSA and for other services rendered not to exceed twenty-five thousand dollars ($25,000) in any calendar month for such other services unless the Company obtains the approval of the Audit Committee of its Board of Directors for such excess amount, (iv) amounts arising out of the Company’s sublease agreement and expenses associated with the Company’s facilities and (v) any other amounts in an aggregate principal amount not to exceed $250,000. “Obligations” shall mean all advances, liabilities and obligations for the payment of monetary amounts owing by Company to the Purchasers arising under this Agreement or the Transaction Documents including without limitation all fees, charges, claims, expenses, attorneys’ fees and any other sum chargeable to the Company under this Agreement or the Transaction Documents.

Section 3.25 Subsequent Events. Within ten (10) days following receipt of a written request from Vision Opportunity Master Fund, Ltd. (the “Lead Investor”), the Company shall expand its Board of Directors by one (1) seat and ensure that one (1) person selected by the Lead Investor be appointed for such seat on the Board of Directors of the Company subject to satisfactory background check by the Company’s independent auditors and approval of the Board of Directors of the Company which approval shall not be unreasonably withheld.

Section 3.26 Exchange Agreement. The Company shall enter into Exchange Agreements with all holders of its Series A-1 Preferred Stock and Common Stock who, pursuant to this Agreement, invest an amount set forth opposite the name of such Purchaser on Exhibit A hereto, substantially in the form attached hereto as Exhibit F (the “Exchange Agreements”) and shall issue its Series B Preferred Stock in exchange for its Series A-1 Preferred Stock and Common Stock pursuant to the Exchange Agreements.

Section 3.27 Warrant Amendments. The Company shall enter into Warrant Amendments with the Lead Investor, Purchasers and their affiliates concerning each of the Lead Investor’s, Purchasers’ and their affiliates’ outstanding warrants substantially in the form attached hereto as Exhibit E (the “Warrant Amendments”).

ARTICLE IV

Conditions

Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and sell the Preferred Shares and the Warrants to each Purchaser (taken individually) is subject to the satisfaction or waiver, at or before each Closing, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of Each Purchaser’s Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date applicable to such Purchaser as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b) Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) Delivery of Purchase Price. The Purchase Price for the Preferred Shares and Warrants has been delivered to the Company.

(e) Delivery of Transaction Documents. The Transaction Documents have been duly executed and delivered by the Purchasers to the Company.

(f) Cancellation of NovaRay Notes and Security Agreement. The NovaRay Note Holders shall have agreed to cancel their NovaRay Notes in accordance with this Agreement. The NovaRay Note Holders and Vision Capital Advisors LLC shall have agreed to terminate the Security Agreement dated as of July 2, 2009. The NovaRay Note Holders shall have agreed to terminate the covenants of the Note and Warrant Purchase Agreement dated as of July 2, 2009.

(g) Release of Lien. Counsel for the Company shall have received a UCC termination statement from the Lead Investor releasing the current lien on all Company assets in favor of the Lead Investor. Such termination statement shall be held in trust by counsel for the Company until all conditions of Section 4.2 have been satisfied.

Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Purchase the Shares. The obligation hereunder of each Purchaser to acquire and pay for the Preferred Shares and the Warrants is subject to the satisfaction or waiver, at or before each Closing, of each of the conditions set forth below. These conditions are for each Purchaser’s sole benefit and may be waived by such Purchaser at any time in its sole discretion.

(a) Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct in all respects as of the date when made and shall be true and correct in all material respects as of the Closing Date applicable to such Purchaser as though made at that time (except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date).

(b) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(e) Certificate of Designation of Rights and Preferences. Prior to the Closing, the Certificate of Designation in the form of Exhibit B attached hereto shall have been filed with the Secretary of State of Delaware.

(f) Certificates. The Company shall have executed and delivered to the Purchasers the certificates for the Preferred Shares and the Warrants being acquired by such Purchaser at the Closing (in each case, in such denominations as such Purchaser shall request).

(g) Resolutions. The Board of Directors of the Company shall have adopted resolutions consistent with Section 2.1(b) hereof in a form reasonably acceptable to such Purchasers (the “Resolutions”).

(h) Reservation of Shares. As of the Closing Date, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than (i) such number of shares of Common Stock equal to one hundred ten percent (110%) of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares; and (ii) as of the date hereof, such number of shares of Common Stock equal to one hundred ten percent (110%) of the number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of the Warrants then outstanding.

(i) Transfer Agent Instructions. As of the Closing Date, the Irrevocable Transfer Agent Instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(j) Good Standing Certificates. Such Purchaser shall have received good standing certificates showing the Company and any subsidiary are validly existing and in good standing under the laws of the state of its incorporation.

(k) Secretary’s Certificate. The Company shall have delivered to such Purchaser a secretary’s certificate, dated as of the Closing Date, as to (i) the Resolutions, (ii) the Certificate, (iii) the Bylaws, (iv) the Certificate of Designation, each as in effect at the Closing, and (v) the authority and incumbency of the officers of the Company executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(l) Officer’s Certificate. The Company shall have delivered to the Purchasers a certificate of an executive officer of the Company, dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this Section 4.2 as of the Closing Date.

(m) Warrant Amendments. The Company shall have delivered to the Purchasers an executed copy of the Warrant Amendments, in substantially the form of Exhibit E hereto.

(n) Exchange Agreements. The Company shall have delivered to the Purchasers an executed copy of the Exchange Agreements, in substantially the form of Exhibit F hereto.

(o) Financial Advisor. The Company shall have engaged a consultant or financial advisor acceptable to the Lead Investor.

(p) Material Adverse Effect. There have been no events or occurrences on or before the Closing Date which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

ARTICLE V

Stock Certificate Legend

Section 5.1 Legend. Each certificate representing the Preferred Shares and the Warrants, and, if appropriate, securities issued upon conversion thereof, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

The Company agrees to reissue certificates representing any of the Conversion Shares and the Warrant Shares, without the legend set forth above if at such time, prior to making any transfer of any such securities, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request. Such proposed transfer and removal will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of the Conversion Shares or the Warrant Shares under the Securities Act is not required in connection with such proposed transfer or (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act; and (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Company will respond to any such notice from a holder within five (5) business days. In the case of any proposed transfer under this Section 5.1, the Company will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company. The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Whenever a certificate representing the Conversion Shares or Warrant Shares is required to be issued to a Purchaser without a legend, in lieu of delivering physical certificates representing the Conversion Shares or Warrant Shares (provided that a registration statement under the Securities Act providing for the resale of the Warrant Shares and Conversion Shares is then in effect), the Company shall cause its transfer agent to electronically transmit the Conversion Shares or Warrant Shares to a Purchaser by crediting the account of such Purchaser or such Purchaser’s Prime Broker with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system (to the extent not inconsistent with any provisions of this Agreement).

ARTICLE VI

Indemnification

Section 6.1 Indemnification of Purchasers. The Company agrees to indemnify and hold harmless the Purchasers (and their respective directors, officers, managers, partners, members, shareholders, affiliates, attorneys, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by any such persons as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein.

Section 6.2 Indemnification Procedure. Any party entitled to indemnification under this Article VI (an “indemnified party”) will give prompt written notice to the party required to provide indemnification under this Article VI (the “indemnifying party”) of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

Section 6.3 Exclusive Remedy. After the Closing, the indemnities provided for herein shall constitute the sole and exclusive remedy of any indemnified party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the issuance and sale of the Preferred Shares and the Warrants.

ARTICLE VII

Registration Rights

Section 7.1 Piggyback Registration Rights. If at any time when there is not an effective Registration Statement covering the Conversion Shares and Warrant Shares, the Company shall determine to prepare and file with the Commission a registration statement (a “Registration Statement”) relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, the Company shall send to each holder of the Preferred Shares and Warrants written notice of such determination and, if within thirty (30) days after receipt of such notice, or within such shorter period of time as may be specified by the Company in such written notice as may be necessary for the Company to comply with its obligations with respect to the timing of the filing of such Registration Statement, any such holder shall so request in writing (which request shall specify the Conversion Shares and the Warrant Shares intended to be disposed of by the Purchasers, if any), the Company will cause the registration under the Securities Act of all Conversion Shares and the Warrant Shares which the Company has been so requested to register by the holder, to the extent required to permit the disposition of the Conversion Shares and the Warrant Shares so to be registered; provided that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to such holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Conversion Shares and Warrant Shares in connection with such registration (but not from its obligation to pay fees and expenses in accordance with Section 8.1 hereof), and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Conversion Shares and Warrant Shares being registered pursuant to this Section 7.1 for the same period as the delay in registering such other securities. The Company shall include in such Registration Statement all or any part of such Conversion Shares and Warrant Shares such holder requests to be registered; provided, however, that the Company shall not be required to register any Conversion Shares and Warrant Shares pursuant to this Section 7.1 that are eligible for resale without limitations concerning the availability of current public information pursuant to Rule 144 of the Securities Act. In the case of an underwritten public offering, if the managing underwriter(s) or underwriter(s) should reasonably object to the inclusion of the Conversion Shares and Warrant Shares in such Registration Statement, then if the Company after consultation with the managing underwriter should reasonably determine that the inclusion of such Conversion Shares and Warrant Shares would materially adversely affect the offering contemplated in such Registration Statement, and based on such determination recommends inclusion in such Registration Statement of fewer or none of the Conversion Shares and Warrant Shares of the holders, then (x) the number of Conversion Shares and Warrant Shares of the holders included in such Registration Statement shall be reduced pro-rata among such holders (based upon the number of Conversion Shares and Warrant Shares requested to be included in the registration), if the Company after consultation with the underwriter(s) recommends the inclusion of fewer Conversion Shares and Warrant Shares, or (y) none of the Conversion Shares and Warrant Shares of the Holders shall be included in such Registration Statement, if the Company after consultation with the underwriter(s) recommends the inclusion of none of such Conversion Shares and Warrant Shares; provided, however, that if securities are being offered for the account of other persons or entities as well as the Company, such reduction shall not represent a greater fraction of the number of Conversion Shares and Warrant Shares intended to be offered by the holders than the fraction of similar reductions imposed on such other persons or entities (other than the Company).

Section 7.2 Assignment of Registration Rights. The rights of each Purchaser hereunder, including the right to have the Company register for resale Conversion Shares and Warrant Shares in accordance with the terms of this Agreement, shall be automatically assignable by each Purchaser to any person who acquires all or a portion of the Conversion Shares and the Warrant Shares if: (i) the Purchaser agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (A) the name and address of such transferee or assignee, and (B) the securities with respect to which such registration rights are being transferred or assigned, (iii) following such transfer or assignment the further disposition of such securities by the transferee or assignees is restricted under the Securities Act and applicable state securities laws unless such securities are registered in a Registration Statement pursuant to Section 7.1 (in which case the Company shall be obligated to amend such Registration Statement to reflect such transfer or assignment) or are otherwise exempt from registration, (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this Section 7.2, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions of this Agreement, and (v) such transfer shall have been made in accordance with the applicable requirements of this Agreement. In addition, each Purchaser shall have the right to assign its rights hereunder to any other person with the prior written consent of the Company, which consent shall not unreasonably be withheld. The rights to assignment shall apply to the Purchasers (and to subsequent) successors and assigns.

Section 7.3 Underwriter Status. Subject to compliance with applicable law, the Company may not deem any Purchaser to be an “underwriter” within the meaning of the Securities Act within any Registration Statement nor file any such Registration Statement that deems such Purchaser to be an “underwriter” without the prior written consent of such Purchaser.

ARTICLE VIII

Miscellaneous

Section 8.1 Fees and Expenses. Except as otherwise set forth in this Agreement and the other Transaction Documents, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing sentence, the Company shall pay (i) all reasonable attorneys’ fees and expenses (including disbursements and out-of-pocket expenses) incurred by the Purchasers in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated thereunder, which payment shall be made at the Initial Closing (which fees and expenses shall not exceed $40,000), (ii) the filing and declaration of effectiveness by the Commission of a Registration Statement (which fees and expenses shall not exceed $7,500) and (iii) reasonable attorneys’ fees and expenses (including disbursements and out-of-pocket expenses) agreed upon in writing by the Company in connection with any amendments, modifications or waivers of this Agreement or any of the other Transaction Documents. The Company shall pay all reasonable fees and expenses incurred by the Purchasers in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses but only if the Purchasers are successful in any litigation or arbitration relating to such enforcement.

Section 8.2 Specific Enforcement, Consent to Jurisdiction.

(a) The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b) Each of the Company and the Purchasers (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchasers consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 8.2 shall affect or limit any right to serve process in any other manner permitted by law.

Section 8.3 Entire Agreement; Amendment. This Agreement and the Transaction Documents collectively contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Transaction Documents, neither the Company nor any of the Purchasers makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the holders of at a majority of the Preferred Shares then outstanding, and no provision hereof may be waived other than by an a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents or holders of Preferred Shares, as the case may be.

Section 8.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or by facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	39655 Eureka Drive Newark, California 94560 Attn: Chief Executive Officer Facsimile: (510) 291-3001

with copies to:	Morrison & Foerster LLP 755 Page Mill Road Palo Alto, California 94304-1018 Attn: Michael C. Phillips Facsimile: (650) 494-0792

If to any Purchaser:	At the address of such Purchaser set forth on Exhibit A to this Agreement, with copies to Purchaser’s counsel as set forth on Exhibit A or as specified in writing by such Purchaser.

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

Section 8.5 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a material right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

Section 8.6 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 8.7 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

Section 8.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person (other than the indemnified parties under Article VI).

Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 8.11 Survival. The representations and warranties of the Company and the Purchasers shall survive the execution and delivery hereof and the Closings hereunder for a period of one year following the last Closing Date.

Section 8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronic signature were the original thereof.

Section 8.13 Publicity. The Company agrees that it will not include in any written materials, and will not include in any public announcement, the name of the Purchasers without the consent of the Purchasers unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

Section 8.14 Severability. The provisions of this Agreement and the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Transaction Documents shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Transaction Documents and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 8.15 Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Preferred Shares, the Conversion Shares, the Warrants, the Warrant Shares, the Certificate of Designation and the other Transaction Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

NOVARAY MEDICAL, INC.

By:	/s/ Marc C. Whyte
Marc C. Whyte, Chief Executive Officer

[Signature Page to Series B Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

VISION OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Adam Benowitz
Name:	Adam Benowitz
Title:	Portfolio Manager

[Signature Page to Series B Stock Purchase Agreement]